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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-68084, 33-83276, 33-91150 and 333-58219 on Form S-3 and Registration Statement Nos. 33-56706, 33-61884, 33-80945, 333-36171, 333-36175, 333-69463, 333-84511
and 333-84507 on Form S-8 of Creative BioMolecules, Inc. report dated February 15, 2000 (which expresses an unqualified opinion and includes an emphasis of a matter in a paragraph relating to the potential merger described in Note 13), appearing in the Annual Report on Form 10-K/A of Creative BioMolecules, Inc. for the year ended December 31, 1999.

/s/ Deloitte & Touche LLP
-------------------------
    Deloitte & Touche LLP


Boston, Massachusetts
June 15, 2000